UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  1)*

                            Sterling Chemicals, Inc.
                               (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                   859166100
                                 (CUSIP NUMBER)

                               November 14, 2007
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             {square} Rule 13d-1(b)
                                * Rule 13d-1(c)
                             {square} Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 859166100
                            13G

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Avenue Capital Management II, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.
            6.  SHARED VOTING POWER

                  432,070

            7. SOLE DISPOSITIVE POWER

                  None.

            8.    SHARED DISPOSITIVE POWER

                  432,070


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           432,070

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.1%
14.   TYPE OF REPORTING PERSON

           IA

CUSIP NO. 859166100
                            13G

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

            Avenue Capital Management II GenPar, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  432,070

            7.  SOLE DISPOSITIVE POWER

                  None.

            8.  SHARED DISPOSITIVE POWER

                  432,070



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           432,070

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.1%

14.   TYPE OF REPORTING PERSON

           OO

CUSIP NO. 859166100
                            13G

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

            Marc Lasry

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  432,070

            7.  SOLE DISPOSITIVE POWER

                  None.

            8.  SHARED DISPOSITIVE POWER

                  432,070



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           432,070

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.1%

14.   TYPE OF REPORTING PERSON

           IN

CUSIP NO. 859166100
                            13G

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

            Avenue Special Situations Fund V, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  190,689

            7.  SOLE DISPOSITIVE POWER

                  None.

            8.  SHARED DISPOSITIVE POWER

                  190,689



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           190,689

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7%

14.   TYPE OF REPORTING PERSON

           PN

CUSIP NO. 859166100
                            13G

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

            Avenue Capital Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  190,689

            7.  SOLE DISPOSITIVE POWER

                  None.

            8.  SHARED DISPOSITIVE POWER

                  190,689



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           190,689

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7%

14.   TYPE OF REPORTING PERSON

           OO

CUSIP NO. 859166100
                            13G


1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

            GL Partners V, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  { }
      (b)  {checked-box}

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  190,689

            7.  SOLE DISPOSITIVE POWER

                  None.

            8.  SHARED DISPOSITIVE POWER

                  190,689



9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           190,689

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            {square}

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7%

14.   TYPE OF REPORTING PERSON

           OO

ITEM 1.

(A)   NAME OF ISSUER:   Sterling Chemicals, Inc.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      333 Clay Street, Suite 3600
      Houston, Texas 77002-4109

ITEM 2.

(A)   NAMES OF PERSONS FILING:  See Cover Pages, Item 1.

(B)   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o Avenue Capital Management II, L.P.
      535 Madison Avenue, 15th Floor
      New York, NY  10022

(C)   CITIZENSHIP:  See Cover Pages, Item 4.

(D)   TITLE  OF  CLASS OF SECURITIES:   Common Stock (including securities which
      represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1), if any)

(E)   CUSIP NO.:   859166100

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

      Not applicable.

ITEM 4. OWNERSHIP

      See Cover Pages, Items 5 through 11.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 2,828,460 shares of Common Stock outstanding, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

      Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue Special Situations Fund II, L.P., a Delaware limited partnership, Avenue-CDP
      Global Opportunities Fund, L.P. a Cayman Islands exempted limited partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the "Avenue Entities"). Avenue Special Situations Fund V, L.P. is the only one of the Avenue Entities that holds more than 5% of the Common Stock. Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P. GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC and Marc Lasry is the Managing Member of GL Partners V, LLC. Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities. Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P. and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC. Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue Special Situations Fund V, L.P. and Marc Lasry are collectively referred to as the "Reporting Persons" in this Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      The Avenue Entities have the right to receive dividends in connection with their ownership of, and the proceeds of the sale of, the subject securities of Issuer as owned by such entities. None of the Avenue Entities beneficially owns more than five percent (5%) of the class except Avenue Special Situations Fund V, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above (i) were acquired, and are held, in the ordinary course of business,
      (ii) were not acquired, and are not held, for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities, and (iii) were not acquired, and are not held, by the undersigned in connection with, or as a participant in, any transaction having the purpose or effect provided in the preceding subsection (ii).

                                   SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: November 26, 2007

                                           AVENUE CAPITAL MANAGEMENT II, L.P.


                                           By:   Avenue Capital Management II
                                           GenPar,
                                           LLC, its General Partner

                                                 /s/ Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member



                                           AVENUE CAPITAL MANAGEMENT II GENPAR,
                                           LLC


                                                 /s/ Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member





                                                       s/ Marc Lasry
                                           Name:       Marc Lasry
                                           Capacity:   Individually



                                           AVENUE SPECIAL SITUATIONS FUND V,
                                           L.P.

                                           By:   Avenue Capital Partners V, LLC,
                                                 its General Partner

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member

                                           AVENUE CAPITAL PARTNERS V, LLC

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:    Marc Lasry
                                           Its:  Managing Member




                                           GL PARTNERS V, LLC


                                                 /s/Marc Lasry
                                           By:    Marc Lasry
                                           Its:  Managing Member

                               INDEX TO EXHIBITS




EXHIBIT A    Agreement of Reporting Persons

                                   EXHIBIT A

AGREEMENT OF REPORTING PERSONS

      Each of the undersigned hereby agrees that Amendment No. 1 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Sterling Chemicals has been filed on behalf of the undersigned.

Dated:November 26, 2007

                                           AVENUE CAPITAL MANAGEMENT II, L.P.


                                           By:   Avenue Capital Management II
                                           GenPar,
                                           LLC, its General Partner

                                                 /s/ Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member



                                           AVENUE CAPITAL MANAGEMENT II GENPAR,
                                           LLC


                                                 /s/ Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member






                                                       s/ Marc Lasry
                                           Name:       Marc Lasry
                                           Capacity:   Individually



                                           AVENUE SPECIAL SITUATIONS FUND V,
                                           L.P.

                                           By:   Avenue Capital Partners V, LLC,
                                                 its General Partner

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:   Marc Lasry
                                           Its:  Managing Member

                                           AVENUE CAPITAL PARTNERS V, LLC

                                           By:   GL Partners V, LLC,
                                                 its Managing Member


                                                 /s/Marc Lasry
                                           By:    Marc Lasry
                                           Its:  Managing Member




                                           GL PARTNERS V, LLC


                                                 /s/Marc Lasry
                                           By:    Marc Lasry
                                           Its:  Managing Member